Exhibit 99

FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO ecameron@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS ANNOUNCES FIRST QUARTER RESULTS

Teltronics looks forward to large customer's release of projects under multi-million dollar contract commencing in second quarter 2006.

SARASOTA, Fla., May 10, 2006 - Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the three months ended March 31, 2006.

Sales for the three months ended March 31, 2006 were $10.3 million as compared to $9.8 million reported for the same period in 2005. Gross profit margin for the three months ended March 31, 2006 decreased to 38.9% from 43.6% reported for the same period in 2005. Operating expenses for the three months ended March 31, 2006 were $4.3 million as compared to $4.7 million reported for the same period in 2005. The net loss for the three months ended March 31, 2006 was $560,000 as compared to a net loss of $237,000, which included a one-time gain on the sale of certain patents of $495,000, reported for the same period in 2005. The net loss available to common shareholders for the three months ended March 31, 2006 was $723,000 as compared to $396,000 reported for the same period in 2005. Our diluted net loss per share for the three months ended March 31, 2006 was $0.08 as compared to a diluted net loss per share of $0.05 reported for the same period in 2005.

"We are pleased to see that one of our large customers has started, in the second quarter, to release some of the projects associated with the $20 plus million contract that Teltronics was awarded in the first quarter of 2005," said Ewen Cameron, Teltronics' President and Chief Executive Officer. "Release of these projects will allow us to build-out a significant piece of our backlog over the next two years which will have a positive impact on sales and earnings during that period," explained Cameron.

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About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses and government facilities. Teltronics' Enhanced 911 solutions provide lifesaving information to public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found on their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, payment of the consideration under our acquisition agreements, successful integration of acquisitions and the failure to realize the expected benefits of such acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses ,the ability to make payments under our outstanding indebtedness, the ability to pay dividends on our preferred stock, risks relating to foreign currency translations, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

See Tables Below

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
in thousands, except shares and per share amounts

ASSETS

	March 31, 2006 (Unaudited)	December 31, 2005
Current assets:
Cash and cash equivalents	$1,148	$1,150
Accounts receivable, net of allowance for doubtful accounts	7,871	6,568
Costs and estimated earnings in excess of billings
on uncompleted contracts	283	418
Inventories, net	5,489	5,970
Other current assets	615	953

Total current assets	15,407	15,059
Property and equipment, net	903	967
Other assets	875	954

Total assets	$17,185	$16,980

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
Line of credit	$5,864	$5,112
Current portion of long-term debt and capital
lease obligations	846	855
Accounts payable	5,399	5,630
Deferred dividends	1,100	---
Other current liabilities	4,396	3,788

Total current liabilities	17,605	15,385
Long-term liabilities:
Deferred dividends	---	1,100
Long-term debt and capital lease obligations, net of
current portion	2,886	3,081

Total long-term liabilities	2,886	4,181
Commitments and contingencies
Shareholders' deficiency:
Capital stock	9	9
Additional paid-in capital	24,672	24,658
Accumulated deficit and other comprehensive loss	(27,987)	(27,253)

Total shareholders' deficiency	(3,306)	(2,586)

Total liabilities and shareholders' deficiency	$17,185	$16,980

TELTRONICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except shares and per share amounts

	Three Months Ended March 31,
	2006	2005
Net sales
Product sales and installation	$6,915	$6,529
Maintenance and service	3,376	3,233

	10,291	9,762
Cost of goods sold	6,286	5,501

Gross profit	4,005	4,261

Operating expenses:
General and administrative	1,321	1,465
Sales and marketing	1,888	1,986
Research and development	927	1,030
Depreciation	119	174

	4,255	4,655

Loss from operations	(250)	(394)
Other income (expense):
Interest	(318)	(348)
Other	25	510

	(293)	162

Loss before income taxes	(543)	(232)
Income taxes	17	5

Net loss	$(560)	$(237)
Dividends on Preferred Series B and C Convertible stock	163	159

Net loss available to common shareholders	$(723)	$(396)

Net loss per share:
Basic and Diluted	$(0.08)	$(0.05

Weighted average shares outstanding:
Basic and Diluted	8,636,539	7,869,617